UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FRONT YARD RESIDENTIAL CORPORATION

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BOARD OF DIRECTORS OF FRONT YARD RESIDENTIAL CORPORATION

ISSUES LETTER TO STOCKHOLDERS

CHRISTIANSTED, U.S. Virgin Islands – June 11, 2020 (GLOBE NEWSWIRE) – The Board of Directors of Front Yard Residential Corporation (“Front Yard” or the “Company”) (NYSE: RESI) today issued a letter to its stockholders with respect to its upcoming annual meeting of stockholders. The full text of the letter is below:

June 11, 2020

Dear Fellow Front Yard Stockholder:

In a recent letter to Front Yard stockholders, Altisource Portfolio Solutions S.A. (“ASPS”) announced that it is conducting a withhold vote campaign with respect to the re-election of certain of Front Yard’s Board members. As part of its campaign, we believe that ASPS made inaccurate and misleading statements about our Company, Board and management. While we do not believe it is productive to address every inaccuracy or misleading statement made by ASPS, we do feel it is very important that stockholders understand the views of Front Yard’s Board and management.

The Front Yard Board and management team remain fully committed to and focused on enhancing value for our stockholders, and we will continue to take actions to achieve this important objective. The Front Yard Board demonstrated its commitment to driving stockholder value when, in May 2019, the Board initiated a comprehensive review of strategic alternatives available to the Company. As part of that review, the Board considered a full range of strategic options to maximize shareholder value, including the potential termination of the asset management agreement (the “AMA”) with Altisource Asset Management Corporation (“AAMC”) and internalization of the Company’s asset management function, a liquidation or partial liquidation of the Company, strategic sales of portions of the portfolio, formation of a joint venture or strategic partnership and a sale of the Company. All options were on the table.

In February 2020, after completing the review of strategic alternatives, we announced that Front Yard had entered into a merger agreement with Amherst Residential, LLC (“Amherst Residential”) whereby Amherst Residential would acquire Front Yard. The Board unanimously approved the deal because we believed it would maximize value for our stockholders. However, the health crisis caused by the coronavirus (COVID-19) pandemic created a number of risks and uncertainties relating to the transaction. Given the unprecedented economic conditions and attendant business risks, the Strategic Review Committee and Front Yard Board unanimously determined that it was in the best interests of the Company and its stockholders to terminate the merger with Amherst Residential and enter into the alternative transaction that was announced on May 4, 2020, pursuant to which Amherst Residential agreed to pay a $25 million fee to Front Yard, purchase shares of Front Yard common stock for $12.50 per share (an aggregate purchase price of $55 million) and provide a $20 million committed two-year unsecured loan facility to Front Yard. The Front Yard Board firmly believes that this alternative transaction was the best outcome for our stockholders given the circumstances and in light of the uncertainty, disruption and risks to Front Yard and its business of continuing to pursue the transaction. The $100 million that Front Yard received in connection with the termination of the transaction will provide a level of liquidity, stability and optionality that will help drive value in the future.

While we, like many of Front Yard’s stockholders, are disappointed that the transaction with Amherst Residential could not proceed, we are highly focused on continuing the upward trend in Front Yard’s operational performance – the first quarter of 2020 was Front Yard’s best ever operational quarter – and we believe that this trend will continue. We are confident that Front Yard and the single-family rental industry are well-positioned for continued success that will build long-term stockholder value. It is critical that the Board and Front Yard management team remain focused on the business.

To that end, the Board and Front Yard management team have been focused on returning to business as usual following the termination of the Amherst transaction, which included scheduling and holding the annual meeting of stockholders as near as possible to the time that Front Yard has held its annual stockholder meetings in the past. Contrary to ASPS’ claims, Front Yard complied with all applicable laws related to this year’s annual meeting of stockholders. Our proxy statement was made publicly available to stockholders on May 28, 2020, well before the annual meeting.

Front Yard benefits from a diverse and highly-qualified Board that is actively engaged and focused on maximizing value for our stockholders. Our Board consists of eight members, seven of whom are independent and three of whom have been added in the past year (and of the new directors, two were selected in consultation with some of our largest stockholders). Our Board possesses deep industry experience and a diverse skillset, including experience in real estate management and investment, asset finance, transactions, structured products, and developing strategic relationships.

The Board is focused on continuing to take significant actions to help drive shareholder value. In fact, over the last two years, the Board has:

•	Increased available liquidity by $100 million in the face of a financial crisis;

•	Overseen significant improvement in operational performance as illustrated in the Company’s Q1 2020 results;

•	Developed scale in attractive markets with favorable long-term demographics;

•

Negotiated an improved Asset Management Agreement with AAMC that creates a foundation for sustainable growth and includes flexibility to terminate AAMC and internalize its asset management function if the Board determines that is best for Front Yard stockholders;

•	Grown the Company’s rental portfolio to 14,442 homes; and

•	Internalized our property management function.

We believe Front Yard is on the path to generate sustained long-term financial and operating performance, and we are committed to pursuing a course that creates value for all stockholders. The Board will, however, continue to evaluate all strategic options to enhance value for Front Yard stockholders, including the potential termination of the AMA and internalization of the Company’s asset management function, a potential sale of the Company and other transactions, strategic investments and/or dispositions that can optimize returns for our stockholders. The Front Yard Board has the right to terminate the AMA for convenience under the terms of the agreement at any time and, as part of continuing to consider what is in the best interests of Front Yard stockholders, the Board will consider whether and when to terminate the AMA.

We thank you for your continued support.

Sincerely,

Rochelle R. Dobbs Chair of the Board of Directors	Leland Abrams Independent Director	George G. Ellison Director and Chief Executive Officer	Michael A. Eruzione Independent Director

Leslie Fox Independent Director	Wade Henderson Independent Director	Lazar Nikolic Independent Director	George W. McDowell Independent Director

About Front Yard

Front Yard is an industry leader in providing quality, affordable rental homes to America’s families. Our homes offer exceptional value in a variety of suburban communities that have easy accessibility to metropolitan areas. Front Yard’s tenants enjoy the space and comfort that is unique to single-family housing, at reasonable prices. Our mission is to provide our tenants with houses they are proud to call home. Additional information is available at www.frontyardresidential.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies as well as industry and market conditions. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “target,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. These risks and uncertainties include: our ability to successfully implement our strategic initiatives and achieve their anticipated impact; our ability to implement our business strategy; risks and uncertainties related to the COVID-19 pandemic, including the potential adverse impact on our real-estate related assets, financing arrangements, operations, business prospects, customers, employees and third-party service providers; the impact of any litigation or shareholder activism; our ability to make distributions to stockholders; our ability to integrate newly acquired rental assets into the portfolio; the ability to successfully perform property management services at the level and/or the cost that we anticipate; the failure to identify unforeseen expenses or material liabilities associated with acquisitions through the due diligence process prior to such acquisitions; difficulties in identifying single-family properties to acquire; the impact of changes to the supply of, value of and the returns on single-family rental properties; our ability to acquire single-family rental properties generating attractive returns; our ability to sell non-core assets on favorable terms or at all; our ability to predict costs; our ability to effectively compete with competitors; changes in interest rates; changes in the market value of single-family properties; our ability to obtain and access financing arrangements on favorable terms or at all; our ability to deploy the net proceeds from financings or asset sales to acquire assets in a timely manner or at all; our ability to manage and maintain adequate liquidity and meet the requirements under our financing arrangements; our ability to retain the exclusive engagement of Altisource Asset Management Corporation; the failure of our third party vendors to effectively perform their obligations under their respective agreements with us; our failure to qualify or maintain qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act of 1940, as amended; the results of our strategic alternatives review and risks related thereto; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative, regulatory or tax changes and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission (“SEC”). In addition, financial risks such as liquidity, interest rate and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive.

Forward-looking statements speak only as of the date hereof and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, refer to our public filings with the SEC, available on the Investors section of our website at www.frontyardresidential.com and on the SEC’s website at www.sec.gov.